Exhibit 1

Rio de Janeiro, September 25, 2017.

B3 – Brasil, Bolsa, Balcão

Superintendence of Company Monitoring

c.c.:      CVM – Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários)

Mr. Fernando Soares Vieira – Superintendence of Corporate Relations

Mr. Francisco José Bastos Santos – Superintendence of Market and Intermediary Relations

Ref.: Official Letter B3 1559/2017-SAE

Dear Sirs,

Oi S.A. – In Judicial Reorganization (“Company” or “Oi”), in response to Official Letter B3 1559/2017-SAE, dated September 22, 2017 from B3 – Bolsa, Brasil, Balcão (“B3”), transcribed below (“Official Letter”), hereby presents the requested clarifications.

“In view of the recent registered fluctuations of this company’s issued shares, number of trades and amounts traded, as shown below, we hereby request that you provide information, by September 25, 2017, of any fact, to your knowledge that may justify the fluctuations.

Common Shares
Prices (Brazilian reais per share)
Date	Opening	Minimum	Maximum	Average	Closing	Fluctuations %	No. Negotiated	Amount	Volume
09/11/2017	4.52	4.14	4.64	4.43	4.47	-0.45	1,740	1,447,100	6,406,159.00
09/12/2017	4.50	4.41	4.55	4.48	4.53	1.34	784	2,726,400	12,226,647.00
9/13/2017	4.54	4.50	4.65	4.61	4.63	2.21	734	678,700	3,126,849.00
09/14/2017	4.63	4.59	4.70	4.66	4.66	0.65	492	221,200	1,030,286.00
09/15/2017	4.65	4.65	4.85	4.77	4.76	2.15	910	1,139,800	5,431,780.00
09/18/2017	4.80	4.68	4.95	4.82	4.76	0.00	1,012	2,584,400	12,457,681.00
09/19/2017	4.77	4.74	4.90	4.79	4.80	0.84	844	2,005,500	9,605,963.00
09/20/2017	4.82	4.75	4.83	4.78	4.80	0.00	404	1,729,300	8,271,300.00
09/21/2017	4.82	4.54	4.85	4.63	4.54	-5.42	766	643,600	2,979,825.00
09/22/2017*	4.56	4.56	5.01	4.74	5.01	10.35	991	11,875,500	56,371,321.00

* Updated through 4:32 p.m.

Rua Humberto de Campos, 425 – 8th floor

Rio de Janeiro – Zip Code 22430-190

State of Rio de Janeiro                                                                                                                            www.oi.com.br

Exhibit 1

With respect to this matter, the Company clarifies that, to its understanding, there are no facts or relevant acts that justify the possibly atypical fluctuations in the number of trades and quantity traded of the Company’s shares beyond those already disclosed by the Company, such as the designation, by the 7th Corporate Court of the Judicial District of the Capital of the State of Rio de Janeiro, of October 9, 2017 as the date for the General Meeting of Creditors (“AGC” or Assembleia Geral de Credores).

These being the considerations we had regarding the Official Letter, we are at your disposal for any further clarifications.

Sincerely,

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer

Oi S.A. – In Judicial Reorganization

Rua Humberto de Campos, 425 – 8th floor

Rio de Janeiro – Zip Code 22430-190

State of Rio de Janeiro                                                                                                                            www.oi.com.br